VALNEVA SE
Incentive Compensation Recoupment Policy
Adopted by the Board of Directors on December 20, 2023
(in connection with the Company's change of governance on the same date, and as previously adopted by the Company's Supervisory Board)

1.Introduction
In order to comply with Rule 10D-1 and the Listing Standards (as defined below), the Board of Directors of Valneva SE, a European Company (Societas Europaea) (the “Company”), deems appropriate to adopt this Incentive Compensation Recoupment Policy (this “Policy”) to provide for the Company’s recoupment of Recoverable Incentive Compensation that is received by Covered Officers of the Company under certain circumstances. Certain capitalized terms used in this Policy have the meanings given to such terms in Section 3 below.
This Policy is designed to comply with, and remains subject to interpretation and operation to be consistent with, the rules and regulations promulgated by the SEC, Section 10D of the Exchange Act, Rule 10D-1 promulgated thereunder (“Rule 10D-1”), the Nasdaq Listing Rules (particularly Nasdaq Listing Rule 5608) (the “Listing Standards”), any applicable SEC or Nasdaq guidance or interpretations issued from time to time regarding such Incentive Compensation recovery requirements, and French law and the laws of any other jurisdiction which apply to the Company, including further to management or employment agreements governing employment or appointment of the Covered Officers (collectively, the “Applicable Rules”). Notwithstanding anything in this Policy to the contrary, at all times, this Policy remains subject to interpretation and operation in accordance with the Applicable Rules.
2.Effective Date
This Policy shall apply to all Incentive Compensation that is received by a Covered Officer on or after October 2, 2023 (the “Effective Date”). Incentive Compensation is deemed “received” in the Company’s financial year in which the Financial Reporting Measure specified in the Incentive Compensation award is attained, even if the payment or grant of such Incentive Compensation occurs after the end of that period.
3.Definitions
“Accounting Restatement” means an accounting restatement that the Company is required to prepare due to the material noncompliance of the Company with any financial reporting requirement under the U.S. securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period.
“Accounting Restatement Date” means the earlier to occur of (a) the date that the Board, a committee of the Board authorized to take such action, or the officer or officers of the Company authorized to take such action if Board action is not required, concludes, or reasonably should have concluded, that the Company is required to prepare an Accounting Restatement, or (b) the date that a court, regulator or other legally authorized body directs the Company to prepare an Accounting Restatement.
“Administrator” means the Board.
“Board” means the Board of Directors of the Company.
“Code” means the U.S. Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.
“Covered Officer” means each current and former Executive Officer.

“Exchange” means the Nasdaq Stock Market.
“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.
“Executive Officer” means any of the Company’s current or former executive officers, as determined by the Board, which will include at a minimum the Company’s chief executive officer, principal financial officer, principal accounting officer (or if there is no such accounting officer, the controller), any vice-president of the Company in charge of a principal business unit, division, or function (such as sales, administration, or finance), any other officer who performs a policy-making function, or any other person who performs similar policy-making functions for the Company. Executive officers of the Company’s parent(s) or subsidiaries are deemed executive officers of the Company if they perform such policy-making functions for the Company. Policy-making function is not intended to include policy-making functions that are not significant.
“Financial Reporting Measures” means measures that are determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, and any measures derived wholly or in part from such measures, including Company share price and total shareholder return (“TSR”). A measure need not be presented in the Company’s financial statements or included in a filing with the SEC in order to be a Financial Reporting Measure.
“Incentive Compensation” means any compensation that is granted, earned or vested based wholly or in part upon the attainment of a Financial Reporting Measure, including, without limitation, any annual or pluriannual variable compensation, non-compete indemnities, severance pay, and the award or vesting of free shares and/or stock options.
“Lookback Period” means the three completed financial years immediately preceding the Accounting Restatement Date, as well as any transition period (resulting from a change in the Company’s financial year) within or immediately following those three completed financial years (except that a transition period of at least nine months shall count as a completed financial year). Notwithstanding the foregoing, the Lookback Period shall not include financial years completed prior to the Effective Date.
“Recoverable Incentive Compensation” means Incentive Compensation received by a Covered Officer on or after the Effective Date during the Lookback Period that exceeds the amount of Incentive Compensation that would have been received had such amount been determined based on the Accounting Restatement, computed without regard to any taxes paid (i.e., on a gross basis without regarding to tax or social security withholdings and other deductions, subject to compliance with Applicable Rules and provided that the amount of Recoverable Incentive Compensation to be recouped from a Covered Officer employed by the Company in France shall not exceed the amount of Incentive Compensation actually received by the Covered Officer following withholding of social security charges by the Company). For any compensation plans or programs that take into account Incentive Compensation, the amount of Recoverable Incentive Compensation for purposes of this Policy shall include, without limitation, the amount contributed to any notional account based on Recoverable Incentive Compensation and any earnings to date on that notional amount. For any Incentive Compensation that is based on share price or TSR, where the Recoverable Incentive Compensation is not subject to mathematical recalculation directly from the information in an Accounting Restatement, the Administrator will determine the amount of Recoverable Incentive Compensation based on a reasonable estimate of the effect of the Accounting Restatement on the share price or TSR upon which the Incentive Compensation was received. The Company shall maintain documentation of the determination of that reasonable estimate and provide such documentation to the Exchange in accordance with the Listing Standards.
“SEC” means the U.S. Securities and Exchange Commission.
4.Recoupment
(a)Applicability of Policy. This Policy applies to Incentive Compensation received by a Covered Officer (i) after beginning services as an Executive Officer, (ii) who served as an Executive Officer at any time during the performance period for such Incentive Compensation, (iii) while the Company had a class of securities listed on a U.S. national securities exchange or a national securities association, and (iv) during the Lookback Period.

(b)Recoupment Generally. Pursuant to the provisions of this Policy, if there is an Accounting Restatement, the Company must reasonably promptly (generally within 180 days of the Administrator’s determination of the necessity for recoupment under this Policy and the calculation of the Recoverable Incentive Compensation, unless otherwise decided by the Administrator in light of the circumstances) recoup the full amount of the Recoverable Incentive Compensation, unless the conditions of one or more subsections of Section 4(c) of this Policy are met and the Administrator has made a determination, upon decision of at least a majority of the independent directors serving on the Board, that recoupment would be impracticable, in which case recoupment may be foregone. Recoupment is required regardless of whether the Covered Officer engaged in any misconduct and regardless of fault, and the Company’s obligation to recoup Recoverable Incentive Compensation is not dependent on whether or when any restated financial statements are filed.
(c)Impracticability of Recovery. Recoupment may be determined to be impracticable if, and only if:
(i)the direct expense paid to a third party to assist in enforcing this Policy would exceed the amount of the applicable Recoverable Incentive Compensation; provided that, before concluding that it would be impracticable to recover any amount of Recoverable Incentive Compensation based on expense of enforcement, the Company shall make a reasonable attempt to recover such Recoverable Incentive Compensation, document such reasonable attempt(s) to recover, and provide that documentation to the Exchange in accordance with the Listing Standards;
(ii)recoupment of the applicable Recoverable Incentive Compensation would violate French law or other home country law which applies to the Company or to a Covered Officers’ employment agreement, where that law was adopted prior to November 28, 2022; provided that, before concluding that it would be impracticable to recover any amount of Recoverable Incentive Compensation based on violation of home country law, the Company shall obtain an opinion of home country counsel, acceptable to the Exchange, that recoupment would result in such a violation, and shall provide such opinion to the Exchange in accordance with the Listing Standards; or
(iii)recoupment of the applicable Recoverable Incentive Compensation would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the Company, to fail to meet the requirements of U.S. Code Section 401(a)(13) or U.S. Code Section 411(a) and regulations thereunder, or analogous non-U.S. tax-qualified retirement plans, to the extent permitted by Applicable rules.
Sources of Recoupment. To the extent permitted by applicable law, the Administrator shall, in its sole discretion, determine the timing and method for recouping Recoverable Incentive Compensation hereunder, provided that such recoupment is undertaken reasonably promptly (as this expression is more specifically defined in Section 4(b) herein). The Administrator may, in its discretion, seek recoupment from a Covered Officer from, without limitation, any of the following sources or a combination thereof, whether the applicable compensation was approved, awarded, granted, payable or paid to the Covered Officer prior to, on or after the Effective Date: (i) direct repayment of Recoverable Incentive Compensation previously paid to the Covered Officer; (ii) cancelling prior cash or equity-based awards (whether vested or unvested and whether paid or unpaid); (iii) cancelling or offsetting against any planned future cash or equity-based awards; (iv) forfeiture of deferred compensation, subject to compliance with U.S. Code Section 409A (if applicable) or any equivalent local laws applicable to the Covered Officer; and (v) any other method authorized by the Applicable Rules. Subject to compliance with any applicable law, the Administrator may effectuate recoupment under this Policy from any amount otherwise payable to the Covered Officer, including amounts payable to such individual under any otherwise applicable Company plan or program, e.g., base salary, bonuses or commissions and compensation of the Covered Officer previously deferred. The Administrator need not utilize the same method of recovery for all Covered Officers or with respect to all types of Recoverable Incentive Compensation.
(d)No Indemnification of Covered Officers. Notwithstanding any indemnification agreement, applicable insurance policy or any other agreement or provision of the Company’s articles of association or bylaws to the contrary, no Covered Officer shall be entitled to indemnification or advancement of expenses in connection with any enforcement of this Policy by the Company, including paying or reimbursing such Covered Officer for insurance premiums to cover potential obligations to the Company under this Policy.
(e)Indemnification of Administrator. Any members of the Administrator who assist in the administration of this Policy shall not be personally liable for any action, determination or interpretation made in good faith with respect to this Policy and shall be indemnified by the Company to the fullest extent under applicable law and Company policy with respect to any such action, determination or interpretation. The foregoing sentence shall not limit any other rights to indemnification of the members of the Board under applicable law or Company policy.
5.Administration
Except as specifically set forth herein, this Policy shall be administered by the Administrator in accordance with the Applicable Rules. The Administrator shall have full and final authority to make any and all determinations required under this Policy, including the authority to correct any defect, supply any omission or reconcile any ambiguity, inconsistency or conflict in this Policy, subject to the Applicable Rules. The Administrator will review this Policy from time to time and will have full and exclusive authority to take any action it deems appropriate. Any determination by the Administrator with respect to this Policy shall be final, conclusive and binding on all interested parties, except as otherwise required by applicable law, and need not be uniform with respect to each individual covered by this Policy. In carrying out the administration of this Policy, the Administrator is authorized and directed to consult with such committees of the Board as may be necessary or appropriate as to matters within the scope of such committee’s responsibility and authority. Subject to applicable law, the Administrator may authorize and empower any officer or employee of the Company to take any and all actions that the Administrator reasonably deems necessary or appropriate to carry out the purpose and intent of this Policy (other than with respect to any recovery under this Policy involving such officer or employee). This Policy shall not preclude any other compensation recoupment or clawback policies, arrangements or provisions of the Company.
6.Severability
If any provision of this Policy or the application of any such provision to a Covered Officer shall be adjudicated to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Policy, and the invalid, illegal or unenforceable provisions shall be deemed amended to the minimum extent necessary to render any such provision or application enforceable.
7.No Impairment of Other Remedies
Nothing contained in this Policy, and no recoupment or recovery as contemplated herein, shall limit any claims, damages or other legal remedies the Company or any of its affiliates may have against a Covered Officer arising out of or resulting from any actions or omissions by the Covered Officer. This Policy does not preclude the Company from taking any other action to enforce a Covered Officer’s obligations to the Company, including, without limitation, termination of employment and/or institution of civil proceedings. This Policy is in addition to the requirements of Section 304 of the Sarbanes-Oxley Act of 2002 that are applicable to the Company’s Chief Executive Officer and Chief Financial Officer and to any other compensation recoupment policy and/or similar provisions in any employment, equity plan, equity award, or other individual agreement, to which the Company or any subsidiary thereof is a party or which the Company of any subsidiary thereof has adopted or may adopt and maintain from time to time.
8.Amendment; Termination
The Administrator will administer this Policy and may amend, terminate or replace this Policy or any portion of this Policy at any time and from time to time in its sole discretion, subject to compliance with any Applicable Rules. The Administrator shall amend this Policy as it deems necessary to comply with applicable law or any Applicable Rules.
9.Successors

This Policy shall be binding and enforceable against all Covered Officers and, to the extent required by Rule 10D-1 and/or the applicable Listing Standards, their beneficiaries, heirs, executors, administrators or other legal representatives.
10.    Required Filings
    The Company shall make any disclosures and filings with respect to this Policy that are required by law, including as required by the SEC or as may be required by the French Financial Market Authority (AMF). This Policy, and any recovery of Recoverable Incentive Compensation by the Company pursuant to this Policy that is required to be disclosed in the Company’s filings with the SEC, will be disclosed as required by the U.S. Securities Act of 1933, as amended, the Exchange Act, and related rules and regulations.
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